Exhibit 99.1

INVO Bioscience Closes Exclusive U.S. Licensing Agreement with Ferring Pharmaceuticals to Commercialize the Novel INVOcell™ System for Use in the Treatment of Infertility

MEDFORD, Mass., Jan. 14, 2019 PRNewswire/ -- INVO Bioscience, Inc. (OTCQB: IVOB), developers of the INVOcell intravaginal culture (IVC) system, and Ferring Pharmaceuticals, a specialty biopharmaceutical group committed to helping people around the world build families and live better lives, announced today the closing of the previously announced exclusive U.S. commercialization rights agreement for INVOcell.

Ferring will be responsible for all U.S. commercial activities for INVOcell. INVO Bioscience will be responsible for manufacturing and supplying the INVOcell devices to Ferring for commercial sales as well as performing a clinical study for label enhancement. INVO Bioscience also retains certain limited rights to establish INVO clinics that exclusively commercialize INVO cycles and will retain commercialization rights outside the U.S.

"We are extremely pleased to have finalized our agreement with Ferring to commercialize INVOcell in the U.S.," said Katie Karloff, Chief Executive Officer of INVO Bioscience. "With Ferring applying its extensive resources and expertise in the field of assisted reproductive technologies (ART) to market and supply the INVOcell across the U.S., INVO Bioscience will now focus our efforts on the international markets and the expansion of INVO clinics throughout the U.S. while at the same time ensuring we meet the goals to obtain label enhancement."

"Helping people to build families is at the heart of what we do at Ferring and as the leader in reproductive medicine, we will help shape the future of fertility in the U.S.," said Paul Navarre, CEO, Ferring Pharmaceuticals (US). "With INVOcell, we will further expand treatment options for women and their healthcare providers."

INVOcell is a novel fertility treatment that uses a woman's own body as a natural incubator for the incubation of eggs and sperm during fertilization and early embryo development. In 2015, INVOcell received US Food & Drug Administration clearance. INVOcell is the first intravaginal culture (IVC) device and is a small polystyrene capsule used for egg fertilization and embryo development using vaginal incubation. In order to receive FDA clearance, two clinical studies were conducted. These studies provided clinical effectiveness outcome data to support FDA clearance.

In the United States, statistics show that over 1.4 million women may benefit from advanced fertility treatment. However, only approximately 130,000 people begin such treatment.1

"We are proud to have Ferring Pharmaceuticals as our exclusive partner in the US," stated Lori Kahler, VP of Global Operations for INVO Bioscience. "We look forward to working with the strong management team at Ferring as we further develop intravaginal culture technology to meet important fertility treatment needs. It is both exciting and gratifying to see that Ferring immediately recognized the value of the INVOcell Culture System in the treatment of infertility."

Additional details pertaining to the agreement were filed by INVO Bioscience with the SEC and can be accessed through the investor relations section of the INVO Bioscience website at https://invobioscience.com/investors/.

About INVO Bioscience
INVO Bioscience is a medical device company focused on creating simplified treatments for patients diagnosed with infertility. Our solution, the INVO Procedure, is a disruptive new technology. The INVO Procedure is a revolutionary in vivo method of vaginal incubation that offers patients a more natural and intimate experience. Our lead product, the INVOcell, is a patented medical device used in infertility treatment and is considered an Assisted Reproductive Technology (ART). The INVOcell is the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development. Our mission is to increase access to care and expand fertility treatment across the globe with a goal to lower the cost of care and increase availability of care. For more information, please visit https://invobioscience.com.

1 Fertility Dynamics, an independent data analytics, research and strategic advisory firm based in Washington, DC; data on file

For Safety and Efficacy information:
https://invobioscience.com/wp-content/uploads/2018/11/P-008_INVO-IFU-Nov-2018.pdf

Safe Harbor Statement
This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward- looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact

Kathleen Karloff, CEO
978-878-9505 ext. 504
kkarloff@invobio.com